UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Sept. 9, 2021

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO			84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
	Denver	Colorado	80202
	(303)	571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value	XEL	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

In February 2021, the central portion of the United States experienced a major winter storm (Winter Storm Uri). Extreme cold temperatures impacted certain operational assets as well as the availability of renewable generation across the region. The cold weather also affected the country’s supply and demand for natural gas. These factors contributed to extremely high market prices for natural gas and electricity.
As a result of the extremely high market prices, Public Service Company of Colorado (PSCo), a wholly owned subsidiary of Xcel Energy Inc., incurred net natural gas, fuel and purchased energy costs of approximately $610 million (largely deferred as regulatory assets) in the first quarter. In May 2021, PSCo filed a request with the Colorado Public Utilities Commission (CPUC) to recover $263 million in weather-related electric costs and $287 million in incremental gas costs over 24 months with no financing charge.
On Sept. 9, 2021, PSCo received answer testimony regarding Winter Storm Uri cost recovery from multiple intervenors, including the CPUC Staff, Colorado Office of the Utility Consumer Advocate (UCA) and Colorado Energy Office (CEO).
Summarized recommendations:
•CPUC Staff — disallow approximately $99 million for the electric utility and $105 million for the gas utility. Additionally, net approximately $50 million of regulatory liabilities (decoupling related) from electric costs.
•UCA — disallow approximately $131 million.
•CEO — disallow approximately $3 million.
Proposed disallowances were based primarily on the intervenors' assessment of (1) operation of fuel oil capable plants; (2) PSCo’s conservation efforts to reduce demand; (3) forecasted baseload gas purchases; and (4) incremental base rate revenue collected during the event due to increased demand.
PSCo believes Winter Storm Uri costs were prudent and in accordance with CPUC approved procedures and processes. PSCo intends to refute intervenors' recommendations through rebuttal testimony to be submitted in the fourth quarter of 2021. A CPUC decision is expected in the first quarter of 2022.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Such forward-looking statements, including our expectations regarding the regulatory proceedings, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy's and PSCo's Annual Report on Form 10-K for the year ended Dec. 31, 2020, and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: uncertainty around the impacts and duration of the COVID-19 pandemic; operational safety; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee work force and third-party contractor factors; ability to recover costs; changes in regulation; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of PSCo and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; tax laws; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; and costs of potential regulatory penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sept. 13, 2021	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ BRIAN J. VAN ABEL
Brian J. Van Abel
Executive Vice President, Chief Financial Officer